Intrepid Announces Third Quarter 2022 Results

Denver, CO, November 2, 2022 - Intrepid Potash, Inc. ("Intrepid", the "Company", "we", "us", "our") (NYSE:IPI) today reported its results for the third quarter of 2022.

Key Highlights for Third Quarter 2022

Financial & Operational
•Total sales of $74.8 million, an increase of $15.6 million compared to the third quarter of 2021, as potash and Trio® average net realized sales prices(1) increased to $734 and $488 per ton, respectively.
•Net income of $13.1 million (or $0.97 per diluted share), a $9.1 million improvement compared to the third quarter of 2021.
•Gross margin of $26.8 million, a $16.2 million improvement over the same prior year period.
•Cash flow used in operations was $14.1 million, as we refunded a customer's $32.6 million prepayment balance; absent this repayment, cash flow from operations would have totaled approximately $18.5 million in the third quarter of 2022.
•Adjusted EBITDA(1) of $27.0 million, which was a $13.9 million improvement over the same prior year period.

Liquidity
•In August 2022, we amended our revolving credit facility to, among other things, increase the amount available under the facility from $75 million to $150 million, as well as extend the maturity date to August 2027.
•As of October 31, 2022, Intrepid had approximately $46 million in cash and cash equivalents and $149 million available under its revolving credit facility, for total liquidity of approximately $195 million.

Capital Investments & Growth Projects
•Incurred capital expenditures of $14.3 million in the third quarter of 2022 and expect full year 2022 capital investment to be in the range of $65 million to $75 million.
•Continued progress on projects to improve brine quality, increase production, and improve unit economics:

HB
◦Installation of an improved pipeline system to our HB Solar Solution Mine is progressing well, with the majority of the key infrastructure purchased and nearing delivery. The improved pipeline system should allow us to efficiently produce additional solar tons and conduct the operations of our processing facilities at a lower cost. We expect to improve the injection rate capability of our pipeline system as early as Q1 2023, and expect greater flow rates within the improved pipeline system in H2 2023.

Moab
◦Drilling of an additional potash cavern in Moab to increase production tons through higher extraction brine grade; drilling expected to begin in mid-November and conclude in early 2023, in-time for the upcoming evaporation season.

Wendover
◦Upgrading brackish and deep-brine wells in Wendover to increase brine availability and better manage variability in weather and evaporation rates; new deep brine well also placed in-service Q4 2022.

Intrepid South
◦Continued development of sand mine opportunity on our strategically located Intrepid South property; targeting a late Q1 2023 startup, although ongoing supply chain issues and permitting uncertainty could delay first production to the second half of 2023.

Consolidated Results, Outlook, & Management Commentary

Intrepid generated third quarter 2022 sales of $74.8 million, which compares to third quarter 2021 sales of $59.2 million. Consolidated gross margin in third quarter of 2022 totaled $26.8 million, while net income totaled $13.1 million, or $0.97 per diluted share, which compares to third quarter 2021 net income of $4.0 million, or $0.30 per diluted share. Net income for the nine months ended September 30, 2022 was $68.2 million, which compares to net income of $26.0 million in the same prior year period. The Company delivered adjusted EBITDA of $27.0 million in the third quarter of 2022, bringing adjusted EBITDA during the first nine months of 2022 to $118.6 million. The strong profitability continues to be primarily driven by high prices for potash and Trio®, which averaged $734 per ton and $488 per ton, respectively, in the third quarter of 2022.

Bob Jornayvaz, Intrepid's Executive Chairman and CEO commented: "Intrepid continues to deliver strong execution in the backdrop of high fertilizer pricing and a broadly supportive agriculture market, with adjusted EBITDA of approximately $119 million in the first nine months of 2022 being 177% higher than the same prior year period. While farmer economics remain quite robust, we saw the trend of mostly just-in-time purchasing in agriculture markets continue through the third quarter and into the fall harvest. Moreover, lingering and persistent inflation in farmer cost inputs is driving some uncertainty, despite spot pricing for key crops remaining substantially higher than previous decade averages, with futures into the 2023 fall harvest and beyond also showing strength. Putting this together, while a more pronounced pickup in sales for our potash and Trio® in the second half of 2022 has been slower than we previously expected for timing reasons, the demand is still robust and the outlook for agricultural and fertilizer markets into 2023 and longer-term remains overwhelmingly positive, with this view being supported by 71k shares repurchased in the third quarter under our $35 million share repurchase program."

Segment Highlights

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except per ton data)
Sales	$42,354	$31,673	$147,622	$112,944
Gross margin	$19,872	$4,525	$73,862	$23,329

Potash sales volumes (in tons)	46	62	172	270
Potash production volumes (in tons)	36	37	164	201

Average potash net realized sales price per ton(1)	$734	$381	$718	$319

Potash segment sales in the third quarter of 2022 increased 34% to $42.4 million when compared to the same period in 2021. The higher revenue was primarily driven by a 93% increase in our average net realized sales price per ton to $734, which compares to $381 per ton in the prior year period. The higher average net realized sales price per ton offset lower potash sales volumes, which totaled 46k tons, a 26% decrease from the third quarter of 2021.

Potash segment gross margin totaled $19.9 million, which compares to $4.5 million in the third quarter of 2021. While we sold 26% fewer tons of potash in the third quarter of 2022, our cost of goods sold per ton was higher due to an increase in certain potash production costs, such as natural gas and electricity, caused by inflation, which had a negative impact on segment gross margin in the third quarter of 2022.

During the nine months ended September 30, 2022, potash segment sales totaled $147.6 million, which was 31% higher than the same prior year period, with the average net realized sales price per ton of $718 offsetting lower potash sales volumes of 172k tons. During the same prior year period, potash segment tons sold totaled 270k tons at an average net realized sales price per ton of $319.

Potash segment gross margin totaled $73.9 million tons in the nine months ended September 30, 2022, which was 217% higher than the same prior year period. Similar to the comments above, despite the increase in gross margin year-over year for the nine months ended September 30, 2022, inflationary factors negatively impacted segment gross margin, in addition to higher production costs related to below average evaporation rates across our facilities in 2021.

During the third quarter of 2022, our potash segment sales into agriculture markets comprised 61% of sales, while sales into feed and industrial markets totaled 28% and 11%, respectively. In agriculture markets, potash sales continue to be impacted by just-in-time purchasing, some uncertainty around fall grower demand as the fall harvest wraps up, and carryover inventory from the Spring, leading to reduced needs to restock potash inventory for immediate application.

Third quarter 2022 potash production totaled 36k tons, which compares to 37k tons produced in the same prior year period. For the nine months ended September 30, 2022, potash production totaled 164k tons, which was 37k tons lower than the same prior year period, owing to below average evaporation rates across our facilities in 2021.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except per ton data)
Sales	$24,043	$20,827	$100,561	$71,444
Gross margin	$6,503	$5,436	$35,694	$8,528

Trio® sales volume (in tons)	39	46	169	191
Trio® production volume (in tons)	52	56	175	175

Average Trio® net realized sales price per ton(1)	$488	$336	$482	$271

Trio® segment sales of $24.0 million for the third quarter of 2022 were $3.2 million higher compared to the same prior year period, driven by a higher average net realized sales price per ton of $488 in the quarter, which was 45% higher than the third quarter of 2021. The higher sales price helped offset lower Trio® sales volumes, which totaled 39k tons, and compares to 46k tons in the same prior year period. During the nine months ended September 30, 2022, Trio® segment sales totaled $100.6 million, which was 41% higher than the same prior year period. The higher sales were driven by a 78% increase in our average net realized sales price per ton to $482, with the higher pricing offsetting lower sales volumes compared to the prior year.

Trio® segment gross margin totaled $6.5 million in Q3 2022, an increase of $1.1 million from Q3 2021, while Trio® segment gross margin during the nine months ended September 30, 2022 totaled $35.7 million, which compares to $8.5 million in gross margin generated in the prior year period. Despite the higher year-over-year segment gross margin for both the third quarter of 2022 and nine months ended September 30, 2022, we incurred increased labor costs as we operated an additional underground shift at our East facility, while other production costs also increased due to continued inflationary pressure.

During the third quarter of 2022, domestic Trio® sales were impacted from buyers working through Spring carryover inventory, while purchases are mostly being deferred as distributors are reluctant to commit to inventory at current price levels given the seasonality of most Trio® applications.

In our Trio® segment, production totaled 52k tons in Q3 2022, which was 4k tons lower than the 56k tons produced in Q3 2021, while for the nine months ended September 30, 2022, Trio® production totaled 175k tons, which was flat from the same prior year period.

Oilfield Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Sales	$8,423	$6,708	$22,936	$14,293
Gross margin	$395	$647	$6,201	$2,058

Our oilfield solutions segment sales increased $1.7 million in the third quarter of 2022 compared to the same period in 2021, due to a $1.0 million increase in water sales, a $0.4 million increase in surface use, rights-of-way and easement revenues, and a $0.5 million increase in brine water sales. The increase in sales of our oilfield solutions products was due to the increased oil and gas activities as oil prices were generally higher in the third quarter of 2022, compared to the same period in 2021. Our cost of goods sold increased $2.0 million, or 32%, for the third quarter of 2022, compared to the same period in 2021, due to increased volumes of third-party water purchased to meet customer water demand, increased royalty expense due to increased water revenues and increased fuel and electrical costs caused by inflationary pressures. Gross margin for the third quarter of 2022 decreased $0.3 million compared to the third quarter of 2021, due to the factors discussed above.

Our oilfield solutions segment sales increased $8.6 million, or 60%, during the first nine months of 2022, compared to the same period in 2021, due to a $3.8 million increase in water sales, a $2.7 million increase in surface use, rights-of-way and easement revenues, a $1.4 million increase in brine water sales, a $0.6 million increase in produced water royalty revenues, and a $0.2 million increase in surface minerals sales. Our cost of goods sold increased during the first nine months of 2022 compared to the first nine months of 2021, due to purchasing more third-party water to meet customer demand, increased water transfer costs as we sold more water, increased contract labor related to the development of a full-cycle water management operation, increased royalty expense as water revenues increased, and increased fuel and electrical expenses due to continued inflation.

Liquidity
During the third quarter of 2022, cash used in operations was approximately $14.1 million, while cash used in investing activities was approximately $14.8 million. During the third quarter, we refunded a customer's $32.6 million prepayment balance which was the primary driver of the cash outflow. As of October 31, 2022, we had approximately $46 million in cash and cash equivalents, no outstanding borrowings, and $149 million available to borrow under our revolving credit facility, for total liquidity of roughly $195 million.

Notes
1 Adjusted net income, adjusted net income per diluted share, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Thursday, November 3, 2022, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.

Management invites you to listen to the conference call by using the toll-free dial-in number 1 (888) 210-4149 or toll-in dial-in 1 (646) 960-0145; please use conference ID 9158079. The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (647) 362-9199 for toll-in, or at intrepidpotash.com. The replay of the call will require the input of the conference identification number 9158079. The recording will be available through November 10, 2022.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants, to avoid a default under that agreement;

•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021, as updated by our subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make. All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no obligation to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$74,752	$59,153	$270,891	$198,504
Less:
Freight costs	7,793	7,911	27,257	30,104
Warehousing and handling costs	2,541	2,066	7,221	7,076
Cost of goods sold	37,648	34,974	120,656	123,815
Costs associated with abnormal production	—	3,594	—	3,594
Gross Margin	26,770	10,608	115,757	33,915

Selling and administrative	8,551	5,890	22,558	18,293
Accretion of asset retirement obligation	491	441	1,471	1,323
Loss (gain) on sale of assets	10	5	1,176	(2,560)
Other operating expense (income)	264	192	1,239	(385)
Operating Income	17,454	4,080	89,313	17,244

Other Income (Expense)
Equity in earnings of unconsolidated entities	766	—	766	—
Interest expense, net	(28)	(82)	(85)	(1,426)
Interest income	77	—	94	—
Other income	(258)	25	281	42
Gain on extinguishment of debt	—	—	—	10,113
Income Before Income Taxes	18,011	4,023	90,369	25,973

Income Tax Expense	(4,903)	—	(22,131)	—
Net Income	$13,108	$4,023	$68,238	$25,973

Weighted Average Shares Outstanding:
Basic	13,256	13,123	13,221	13,089
Diluted	13,489	13,367	13,567	13,352
Earnings Per Share:
Basic	$0.99	$0.31	$5.16	$1.98
Diluted	$0.97	$0.30	$5.03	$1.95

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$49,209	$36,452
Short-term investments	4,970	—
Accounts receivable:
Trade, net	38,229	35,409
Other receivables, net	2,124	989
Inventory, net	96,913	78,856
Prepaid expenses and other current assets	6,558	5,144
Total current assets	198,003	156,850

Property, plant, equipment, and mineral properties, net	358,729	341,117
Water rights	19,184	19,184
Long-term parts inventory, net	25,398	29,251
Long-term investments	11,696	4,576
Other assets, net	7,377	6,842
Non-current deferred tax asset, net	187,527	209,075
Total Assets	$807,914	$766,895

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$14,114	$9,068
Accrued liabilities	22,996	22,938
Accrued employee compensation and benefits	8,157	6,805
Other current liabilities	3,847	34,612
Total current liabilities	49,114	73,423

Asset retirement obligation, net of current portion	27,204	27,024
Operating lease liabilities	2,116	1,879
Other non-current liabilities	1,007	1,166
Total Liabilities	79,441	103,492

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,195,080 and 13,149,315 shares outstanding
at September 30, 2022, and December 31, 2021, respectively	13	13
Additional paid-in capital	658,860	659,147
Retained earnings	72,481	4,243
Less treasury stock, at cost	(2,881)	—
Total Stockholders' Equity	728,473	663,403
Total Liabilities and Stockholders' Equity	$807,914	$766,895

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net income	$13,108	$4,023	$68,238	$25,973
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	8,362	8,430	25,285	26,509
Accretion of asset retirement obligation	491	441	1,471	1,323
Amortization of deferred financing costs	67	60	187	254
Amortization of intangible assets	80	80	241	241
Stock-based compensation	1,407	634	3,965	2,289
Loss (gain) on disposal of assets	10	5	1,176	(2,560)
Allowance for parts inventory obsolescence	150	—	1,750	—
Gain on extinguishment of debt	—	—	—	(10,113)
Equity in earnings of unconsolidated entities	(766)	—	(766)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(5,590)	(9,701)	(2,820)	(9,936)
Other receivables, net	(465)	(979)	(1,111)	(1,872)
Inventory, net	(13,195)	(2,089)	(15,954)	11,678
Prepaid expenses and other current assets	(2,177)	(1,643)	(1,504)	(1,148)
Deferred tax assets, net	4,607	—	21,548	—
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	12,411	9,231	999	15,254
Operating lease liabilities	(386)	(555)	(1,619)	(1,616)
Other liabilities	(32,231)	50	(31,974)	3,147
Net cash (used in) provided by operating activities	(14,117)	7,987	69,112	59,423

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(14,326)	(5,811)	(37,100)	(12,437)
Purchase of investments	(1,965)	—	(12,864)	—
Proceeds from sale of assets	—	—	46	6,042
Proceeds from redemptions/maturities of investments	1,504	—	1,504	—
Net cash used in investing activities	(14,787)	(5,811)	(48,414)	(6,395)

Cash Flows from Financing Activities:
Debt prepayment costs	—	—	—	(505)
Repayments of long-term debt	—	—	—	(15,000)
Payments of financing lease	—	—	—	(1,258)
Repayments of short-term borrowings on credit facility	—	(29,817)	—	(29,817)
Capitalized debt fees	(933)	—	(933)	—
Employee tax withholding paid for restricted stock upon vesting	—	(2)	(4,362)	(382)
Repurchases of common stock	(2,881)	—	(2,881)	—
Proceeds from exercise of stock options	—	30	110	81
Net cash used in financing activities	(3,814)	(29,789)	(8,066)	(46,881)

Net Change in Cash, Cash Equivalents and Restricted Cash	(32,718)	(27,613)	12,632	6,147
Cash, Cash Equivalents and Restricted Cash, beginning of period	82,496	53,944	37,146	20,184
Cash, Cash Equivalents and Restricted Cash, end of period	$49,778	$26,331	$49,778	$26,331

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income, adjusted net income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands, except per share amounts)

Adjusted Net Income and Adjusted Net Income Per Diluted Share

Adjusted net income and adjusted net income per diluted share are calculated as net income or income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income to Adjusted Net Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net Income	$13,108	$4,023	$68,238	$25,973
Adjustments
Loss (gain) on sale of assets	10	5	1,176	(2,560)
Gain on extinguishment of debt	—	—	—	(10,113)
Write-off of deferred financing fees	—	—	—	60
Make-whole payment	—	—	—	505
Calculated income tax effect(1)	(3)	—	(306)	—
Total adjustments	7	5	870	(12,108)
Adjusted Net Income	$13,115	$4,028	$69,108	$13,865

Reconciliation of Net Income per Share to Adjusted Net Income per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Income Per Diluted Share	$0.97	$0.30	$5.03	$1.95
Adjustments
Loss (gain) on sale of assets	—	—	0.09	(0.19)
Gain on extinguishment of debt	—	—	—	(0.76)
Write-off of deferred financing fees	—	—	—	—
Make-whole payment	—	—	—	0.04
Calculated income tax effect(1)	—	—	(0.02)	—
Total adjustments	—	—	0.07	(0.91)
Adjusted Net Income Per Diluted Share	$0.97	$0.30	$5.10	$1.04

(1) Assumes an annual effective tax rate of 26% for 2022, and zero percent for 2021. Our tax rate for the three and nine months ended September 30, 2021 was zero percent because of the valuation allowance recorded against our deferred tax assets.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands, except per share amounts)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net Income	$13,108	$4,023	$68,238	$25,973
Loss (gain) on sale of assets	10	5	1,176	(2,560)
Gain on extinguishment of debt	—	—	—	(10,113)
Interest expense	28	82	85	1,426
Income tax expense	4,903	—	22,131	—
Depreciation, depletion, and amortization	8,362	8,430	25,285	26,509
Amortization of intangible assets	80	80	241	241
Accretion of asset retirement obligation	491	441	1,471	1,323
Total adjustments	13,874	9,038	50,389	16,826
Adjusted EBITDA	$26,982	$13,061	$118,627	$42,799

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands, except per share amounts)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2022		2021
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$42,354	$24,043	$31,673	$20,827
Less: Segment byproduct sales	6,177	885	5,100	1,332
Freight costs	2,430	4,135	2,879	4,038
Subtotal	$33,747	$19,023	$23,694	$15,457

Divided by:
Tons sold	46	39	62	46
Average net realized sales price per ton	$734	$488	$381	$336

	Nine Months Ended September 30,
	2022		2021
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$147,622	$100,561	$112,944	$71,444
Less: Segment byproduct sales	15,938	3,100	15,696	3,096
Freight costs	8,117	16,054	11,174	16,515
Subtotal	$123,567	$81,407	$86,074	$51,833

Divided by:
Tons sold	172	169	270	191
Average net realized sales price per ton	$718	$482	$319	$271

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands)

	Three Months Ended September 30, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$36,177	$—	$—	$(68)	$36,109
Trio®	—	23,158	—	—	23,158
Water	427	796	5,380	—	6,603
Salt	2,845	89	—	—	2,934
Magnesium Chloride	2,008	—	—	—	2,008
Brine Water	897	—	792	—	1,689
Other	—	—	2,251	—	2,251
Total Revenue	$42,354	$24,043	$8,423	$(68)	$74,752

	Nine Months Ended September 30, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$131,684	$—	$—	$(228)	$131,456
Trio®	—	97,461	—	—	97,461
Water	1,564	2,722	13,260	—	17,546
Salt	8,137	378	—	—	8,515
Magnesium Chloride	4,022	—	—	—	4,022
Brine Water	2,215	—	2,179	—	4,394
Other	—	—	7,497	—	7,497
Total Revenue	$147,622	$100,561	$22,936	$(228)	$270,891

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands)

	Three Months Ended September 30, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$26,573	$—	$—	$(55)	$26,518
Trio®	—	19,495	—	—	19,495
Water	263	1,310	4,382	—	5,955
Salt	2,540	22	—	—	2,562
Magnesium Chloride	1,921	—	—	—	1,921
Brine Water	376	—	301	—	677
Other	—	—	2,025	—	2,025
Total Revenue	$31,673	$20,827	$6,708	$(55)	$59,153

	Nine Months Ended September 30, 2021
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$97,248	$—	$—	$(177)	$97,071
Trio®	—	68,348	—	—	68,348
Water	1,942	2,808	9,507	—	14,257
Salt	6,587	288	—	—	6,875
Magnesium Chloride	5,829	—	—	—	5,829
Brine Water	1,338	—	735	—	2,073
Other	—	—	4,051	—	4,051
Total Revenue	$112,944	$71,444	$14,293	$(177)	$198,504

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021
(In thousands)

Three Months Ended September 30, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$42,354	$24,043	$8,423	$(68)	$74,752
Less: Freight costs	3,726	4,135	—	(68)	7,793
Warehousing and handling costs	1,414	1,127	—	—	2,541
Cost of goods sold	17,342	12,278	8,028	—	37,648
Gross Margin	$19,872	$6,503	$395	$—	$26,770
Depreciation, depletion, and amortization incurred[1]	$6,318	$1,072	$867	$185	$8,442

Nine Months Ended September 30, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$147,622	$100,561	$22,936	$(228)	$270,891
Less: Freight costs	11,430	16,055	—	(228)	27,257
Warehousing and handling costs	3,947	3,274	—	—	7,221
Cost of goods sold	58,383	45,538	16,735	—	120,656
Gross Margin	$73,862	$35,694	$6,201	$—	$115,757
Depreciation, depletion, and amortization incurred[1]	$19,350	$3,122	$2,458	$596	$25,526

Three Months Ended September 30, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$31,673	$20,827	$6,708	$(55)	$59,153
Less: Freight costs	3,928	4,038	—	(55)	7,911
Warehousing and handling costs	1,241	825	—	—	2,066
Cost of goods sold	18,385	10,528	6,061	—	34,974
Costs associated with abnormal production	3,594	—	—	—	3,594
Gross Margin	$4,525	$5,436	$647	$—	$10,608
Depreciation, depletion, and amortization incurred[1]	$6,257	$1,321	$818	$114	$8,510

Nine Months Ended September 30, 2021	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$112,944	$71,444	$14,293	$(177)	$198,504
Less: Freight costs	13,766	16,515	—	(177)	30,104
Warehousing and handling costs	4,004	3,072	—	—	7,076
Cost of goods sold	68,251	43,329	12,235	—	123,815
Costs associated with abnormal production	3,594	—	—	—	3,594
Gross Margin	$23,329	$8,528	$2,058	$—	$33,915
Depreciation, depletion and amortization incurred[1]	$19,895	$4,204	$2,206	$445	$26,750
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.